Exhibit 4.5

Special Seal for Contract Review of Jiangsu Trust Law Compliance Department

Single Fund Trust Loan Contract

on

Trust Loan Applied for by EDC (Chengdu) Industry Co., Ltd.

Contract No.: DK (2017-0647) WGSJ

Jiangsu International Trust Corporation Limited

[December] 2017

Single Fund Trust Loan Contract

on

Trust Loan Applied for by EDC (Chengdu) Industry Co., Ltd.

Borrower: EDC (Chengdu) Industry Co., Ltd.

Legal Representative: Huang Wei

Registered Address: Room 2302, East Hope Center, No. 333 North Section of Yizhou Boulevard, High-tech Industrial Development Zone, Chengdu, Sichuan Province

Contact Address: 2/F, Building 2, Ziyou Shiji Square, No. 428 Yanggao South Road, Pudong New Area, Shanghai

Post Code: 200127

Mobile Phone: 13764264086

Fax:

Lender: Jiangsu International Trust Corporation Limited

Legal Representative: Hu Jun

Contact Address: 22-26F, No. 2 Changjiang Road, Xuanwu District, Nanjing

Post Code: 210005

Telephone: 025-89667635

Fax: 025-89667619

The Lender agrees to advance loans to the Borrower pursuant to the provisions of the Single Fund Trust Loan Contract on the Trust Loan Applied for by EDC (Chengdu) Industry Co., Ltd. (EDC Chengdu) with No. ZJXT (2017-327) WGSJ (hereinafter referred to as “Trust Contract”) entered into by and between Tianjin Heju Big Data Technology Partnership (LP) (hereinafter referred to as the “Trustor”) and the Lender. According to the Trust Law of the People’s Republic of China, the Contract Law of the People’s Republic of China and other relevant laws, regulations and rules, the Lender and the Borrower agree to conclude this Contract upon mutual negotiation for their joint observance thereof.

Article 1 Definitions and Interpretation

For the purpose of this Contract, unless the context is otherwise interpreted or stated, the following words have the following meaning:

Borrower: means EDC (Chengdu) Industry Co., Ltd.

Lender: means Jiangsu International Trust Corporation Limited.

Both Parties: mean the Borrower and the Lender.

GDS Beijing: means Beijing Wanguo Chang’an Science &Technology Co., Ltd., a company established under the laws of the PRC, with its registered address at Room 211, No. 36 Building, No. 1 North Di Sheng Road, Beijing Economic & Technological Development Zone, Beijing, PRC.

GDS Suzhou: means Global Data Solutions Co., Ltd., a company established under the laws of the PRC, with its registered address at Unit A0503-1, International Science & Technology Park, No. 1355, Jinjihu Avenue, Suzhou Industrial Park, PRC.

EDC Holdings: means EDC China Holdings Limited, a company established in Hong Kong, with its registered address at Units 323-325, 3rd Floor, Core Building 2, Hong Kong Science Park, Shatin, NT.

GDS Holdings: means GDS Holdings Limited, a NASDAQ-listed company, (Stock Symbol: GDS), a company established under the laws of the Cayman Islands, with its registered address at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

Obligors: mean the Borrower, GDS Beijing, GDS Suzhou, EDC Holdings, GDS Holdings and all of other contracting parties other than the Lender under the Finance Documents.

Alibaba Group: means Alibaba (China) Network Technology Co., Ltd. or its Affiliates.

Telecom: means China Telecom Corporation Ltd. Sichuan Branch Yunjin Sichuan Operation Center or its Affiliates.

Letter of Intent: means a Letter of Intent with its final customer being Alibaba Group entered into by and between GDS Beijing and Telecom.

Finance Documents: mean this Contract, Control Agreement, Real Estate Mortgage Agreement (Phase I), Real Estate Mortgage Agreement (Phase II), Equity Pledge Agreement, Pledges over Receivables, Guarantee of GDS Beijing, Guarantee of DGS Holdings, Subordinated Debt Agreement and any other document specified from time to time as a Finance Document by the Lender and the Borrower.

Real Estate Pledge Agreement (Phase I): means a real estate pledge agreement (No.: DYDB (2017-0561) WGSJ) in respect of the responding land and housing mortgage of Phase I Project entered into by and between the Borrower and the Lender at the same time on the date of this Contract, and any of its amendments and supplements to that legal document.

Real Estate Pledge Agreement (Phase II): means a real estate pledge agreement (No.: DYDB (2017-0571) WGSJ) in respect of the responding housing mortgage of Phase II Project entered into by and between the Borrower and the Lender after the corresponding housing of Phase II Project obtains the Housing Ownership Certificate, and any of its amendments and supplements to that legal document.

Equity Pledge Agreement: means a pledge agreement (No.: ZYDB (2017-0598) WGSJ) in respect of 100% of equity held by EDC Holdings in the Borrower entered into by and among the Borrower, EDC Holdings and the Lender at the same time on the date of this Contract, and any of its amendments and supplements to that legal document.

Pledge over Receivables of the Borrower: means a pledge agreement (No.: ZYDB (2017-0599) WGSJ) entered into by and between the Borrower and the Lender at the same time on the date of this Contract in respect of their pledge over the account receivables under the Back-to-Back Agreement and other relevant agreements, and any of its amendments and supplements to that legal document.

Pledge over Receivables of GDS Beijing: means a pledge agreement (No.: ZYDB (2017-0600) WGSJ) entered into by and between the GDS Beijing and the Lender at the same time on the date of this Contract in respect of their pledge over the account receivables under the Service Contract (GDS Beijing) and other relevant agreements, and any of its amendments and supplements to that legal document.

Pledge over Receivables of GDS Suzhou: means a pledge agreement (No.: ZYDB (2017-0601) WGSJ) entered into by and between the GDS Suzhou and the Lender at the same time on the date of this Contract in respect of their pledge over the account receivables under Service Contract (GDS Suzhou) and other relevant agreements, and any of its amendments and supplements to that legal document.

Pledges over Receivables: means Pledge over Receivables of the Borrower, Pledge over Receivables of GDS Beijing and Pledge over Receivables of GDS Suzhou.

Guarantee of GDS Beijing: means a deed of guarantee (No.: BZDB (2017-0623) WGSJ) for guaranteeing that all Obligors’ debts under Finance Documents are fully repaid, entered into by and between GDS Beijing and the Lender at the same time on the date of this Contract, and any of its amendments and supplements to that legal document.

Control Agreement: means a control agreement (No.: XY (2017-1035) WGSJ) entered into by and among the Lender, Custodian Bank, the Borrower, GDS Beijing and GDS Suzhou at the same time on the date of this Contract in respect of the receipt account and special loan account respectively opened by them in the Custodian Bank, and any of its amendments and supplements to that legal document.

Subordinated Debt Agreement: means a subordinated debt agreement (No.: XY (2017-1034) WGSJ) in respect of the repayment of the loans by the Borrower to EDC Holdings, GDS Beijing and GDS Suzhou subordinated to the arrangement of the Loans under this Contract, entered into by and among the Borrower, EDC Holdings, GDS Beijing and GDS Suzhou as the subordinated lender and the Lender at the same time on the date of this Contract, and any of its amendments and supplements to that legal document.

Guarantee of GDS holdings: means a deed of guarantee (No.: BZDB (2017-0624) WGSJ) for guaranteeing that all Obligors’ debts under Finance Documents are repaid, entered into by and between GDS Holdings and the Lender at the same time on the date of this Contract, and any of its amendments and supplements to that legal document.

Back-to-Back Agreement: means an agreement entered into by and between the Borrower and GDS Beijing and/or GDS Suzhou, under which the Borrower shall provide GDS Beijing and/or GDS Suzhou with data center outsourcing service, and GDS Beijing and/or GDS Suzhou shall pay the consideration thereof to the Borrower.

Service Contract (GDS Beijing): means a service contract in relation to the Target Project entered into by and between GDS Beijing and its customers, under which GDS Beijing shall provide its customers with data storage and other relevant services, which is subject to the Service Contract as defined in Pledge over Receivables of GDS Beijing.

Service Contract (GDS Suzhou): means a service contract entered into by and between GDS Suzhou and its customers, under which GDS Suzhou shall provide relevant services in respect of project operation and management, which is subject to the Service Contract as defined in Pledge over Receivables of GDS Suzhou.

Existing Liabilities: mean (i) all of outstanding loan principal, interest thereon and relevant fees as of the date of this Contract under the Facility Agreement in the total amount of RMB 310,000,000 Yuan dated on December 16, 2016 and made by and between the Borrower and DBS Bank (China) Limited Shanghai Branch, Shanghai Huarui Bank Corporation Ltd. and the relevant parties; (ii) all of corporate payables and receivables as of the date of this Contract between the Borrower and its Affiliates (other than the shareholders of the Borrower).

Affiliate: means, in relation to any person, a Subsidiary or holding company of that person, or any other Subsidiary of that holding company.

Group: means GDS Holdings and the Subsidiaries existing from time to time.

Subsidiary means, in relation to any company or corporation, a company or corporation:

(i)                                     which is controlled, directly or indirectly, by the first mentioned company or corporation;

(ii)                                  more than half the issued equity/share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(iii)                               which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body and/or exercise the control through VIE contract.

Event of Default means that:

(1)         any Obligor fails to comply with any provisions under any Finance Document (including the event that the representations and warranties made by any Obligor under the relevant Finance Documents are confirmed to be false, the commitments given thereunder fail to be completed and the obligations to be performed thereunder fails to be performed), which would have any material adverse effect on the capacity of the corresponding Obligors to fulfill the Finance Documents (including but not limited to occurrence of any event as set out in sub-paragraphs (2)-(20) under such “Event of Default”);

(2)         the Borrower fails to pay off any other finance debt due (including being announced to be early due); or the Borrower fails to perform the obligations to be performed or breach its obligations under other agreements, which has any material adverse effect on the capacity of the Borrower to fulfill the Finance Documents;

(3)         any Obligor goes out of its business, dissolves, goes to liquidation, suspends its business, is revoked of its business license, is discharged or filed for bankruptcy;

(4)         the Borrower’s profitability, solvency and operating capacity, cash flow and other financial indicators deteriorate, which have caused or would have any adverse effect on the performance of its obligations under this Contract;

(5)         any asset of the Borrower is sealed up, detained or enforced;

(6)         the Borrower is or would be involved in material economic disputes, lawsuits or arbitrations;

(7)         the Borrower’s performance of Finance Documents becomes illegal, or any clause of Finance Documents is illegal or is held to be invalid;

(8)         the Borrower fails to, within 25 Business Days after the first utilisation and before the second advance of the Loans, repay all Existing Liabilities in full and mortgage the corresponding land and housing of Phase I Project held by the Borrower in the name of the Lender pursuant to the Real Estate Mortgage Agreement (Phase I), except for the delay caused by the reasons of the registration organ;

(9)         the Borrower fails to, within 60 Business Days after the first utilization and before the second advance of the Loans, complete the formalities for pledge of 100% of equity held by EDC Holdings in the Borrower;

(10)  the Borrower fails to, within 40 Business Days after receipt of the second batch of the Loans and before the third advance of the Loans, provide the Lender with the Service Contract with its final customer being Ailibaba Group duly entered into by and between GDS Beijing and Telecom in connection with the Letter of Intent;

(11)  the Borrower fails to use the Loans for the purposes as specified in this Contract, the Obligors fail to perform the requirements on fund control pursuant to the provisions or breach the restrictions under this Contract;

(12)  the Borrower fails to repay the corresponding principal and interest of the Loans in full on the date of repayment thereof as specified in this Contract, and other Obligors fail to make up for such difference within three (3) Business Days;

(13)  GDS Beijing fails to maintain its value-added telecom business license held, or the value-added telecom business license is revoked, invalid or suspended, or GDS Beijing is unable to continue to engage in its existing IDC data center business;

(14)  without prior written consent of the Lender, GDS Beijing transfers to any other person other data center projects which it currently manages and the business agreement or contract already executed in respect thereof;

(15)  without prior written consent of the Lender, the Borrower mortgages its project under construction held to any other person, or transfers to any other person the Target Project and the relevant business agreement or contract already executed in respect thereof;

(16)  on the date of expiration of three years after the first utilisation, the Borrower has less than 4000 cabinets installed under the Target Project which have been actually on the market and the service fees of which are charged;

(17)  on the date of expiration of five years after the first utilization, the Borrower has less than 6000 cabinets installed under the Target Project which have been actually on the market and the service fees of which are charged;

(18)  there is any circumstance which, in the opinions of the Trustor and the Lender, would have any material adverse effect on the Lender’s claims under this Contract;

(19)  without the consent of the Trustor and the Lender, the Borrower newly adds the liabilities other than the shareholder loans; or

(20)  during the Life of the Loans, the Borrower repays the shareholder loans or provide the Affiliates with loans.

Target Project: means the all data center service projects (including Phase I and Phase II Projects) of EDC on the land use right (the corresponding ownership certificate No.: [Cheng Gao Guo Yong (2011) No. 1575]) with an area of 50,160.18 square meters at Southwestern Region, West Park, High-tech Industrial Development Zone, Chengdu, among which, Phase I Project means the date center service project under the land use right with an area of 50,160.18 square meters at Southwestern Region, West Park, High-tech Industrial Development Zone, Chengdu and the workshop with an area of 23,764.57 square meters above the ground, and Phase II Project means the data center project under the subsequently built workshop other than Phase I Project on the land with an area of 50,160.18 square meters at Southwestern Region, West Park, High-tech Industrial Development Zone, Chengdu, which are subject to the ownership certificate issued by the competent department.

Single Fund Trust: means “Single Fund Trust on Trust Loan Applied for by EDC (Chengdu) Industry Co., Ltd.” under the Trust Contract.

Loans: mean the loans advanced to the Borrower by the Lender as the Trustee under the Single Fund Trust out of the trust fund pursuant to the Trust Document and this Contract. Unless otherwise specified in this context, the “Loan” in this Contract shall have the same meaning with the “Trust Loan”.

Life of the Loans: means the life of the Loans as specified in Article 5 of this Contract.

Interest Payment Date: means the date when the interest of the Loans is due and payable, namely, the date when the interest is due and payable by the Borrower as specified in Article 8 of this Contract. The Borrower shall pay the interest accrued as of the Interest Payment Date on each Interest Payment Date. If the Interest Payment Date (excluding Repayment Date) is a legal holiday, it shall be postponed to the first Business Day immediately following that legal holiday.

Interest Settlement Date: means the date on which the calculation of the interest to be paid by the Borrower ends as specified in Article 8 of this Contract.

Repayment: means the repayment of any principal of the Loans specified in this Contract.

Repayment Date: means the date when the principal of the Loans under this Contract is repaid, namely, the date when the principal of the Loans is due and payable by the Borrower as specified in Article 8 of this Contract; if the Repayment Date is a legal holiday, it shall be advanced to the last Business Day immediately preceding that legal holiday.

Custodian Bank: means a trust loan fund Custodian Bank as jointly designed by the Lender and the Borrower through relevant agreements.

Trust Document: means the Single Fund Trust Loan Contract on Trust Loan Applied for by EDC (Chengdu) Industry Co., Ltd.

Advance Date: means that the Lender actually advances the Trust Loan to the Borrower according to the provisions of this Contract; in the event that the Loans is advanced by installments, means the date of first advance, unless specially stated.

Due or Expire: means any of the following circumstances: (1) it is the Interest Payment Date or Repayment Date; (2) the Loans are announced by the Borrower accelerated.

Date Falling N Month(s) from the Advance Date: means a day immediately preceding the numerically corresponding day of the N month after the month during which the Advance Date falls; if the N month has no that numerically corresponding day, the last day of the N month shall be the date falling N Month(s) from the Advance Date.

Loan Account: means a bank account which is designated by the Borrower as being used to receive the Loans advanced by the Lender; if the Lender designates the Custodian Bank at the time of advancing the Trust Loan, then such account is concurrently taken as the custodial account.

Utilization Request: means the Utilization Request of the Single Fund Trust Loan on Trust Loan Applied for by EDC (Chengdu) Industry Co., Ltd.

Loan Note: means the Single Fund Trust Loan Note on Trust Loan Applied for by EDC (Chengdu) Industry Co., Ltd.

Business Day: means a day (other than a legal holiday) on which the Lender is open for business.

RMB: means the legal currency of China (namely, the People’s Republic of China, for the purposes of this Contract, excluding Hong Kong and Macao Special Administrative Regions and Taiwan, similarly hereinafter).

Yuan: means the monetary unit of RMB.

The headings of clauses and appendices under this Contract are for convenience and reference only, and shall not be deemed as the interpretation of such clauses or appendices.

Article 2 Loan Type

The Loans hereunder shall be specially used by the Borrower to construct all data center service projects on the 50,160.18 square meters of land use right at Southwestern Region, West Park, High-tech Industrial Development Zone, Chengdu, to repay the Existing Liabilities of the Borrower other than the shareholder loans and supplement the operating working capital of the Borrower.

Article 3 Loan Currency

The Loans hereunder shall be in RMB currency.

Article 4 Purpose of Loan

The Loans hereunder shall be used by the Borrower to construct data center service projects on the 50,160.18 square meters of land use right at Southwestern Region, West Park, High-tech Industrial Development Zone, Chengdu, to repay the Existing Liabilities of the Borrower other than shareholder loans and supplement the operating working capital of the Borrower. The Borrower may not use the loan proceeds in restricted industries, fields and other fields prohibited by laws and regulations, such as the resource industry with high pollution and energy consumption, and major infrastructure projects including railways, highways, airports and water conservancy projects, among others.

Article 5 Loan Amount and Life of Loan

1.   The total principal amount of the Loans hereunder shall be up to Renminbi One Billion Ten Million Yuan (RMB 1,010,000,000), which shall be advanced in three installments, of which the first installment shall be RMB 345 million, intended to be used for repayment of the Existing Liabilities of the Borrower other than the shareholder loans and supplement the operating working capital of the Borrower, the second installment shall be RMB 500 million, intended to be used for the construction and operation of the Borrower’s Target Project, and the third installment shall be RMB 165 million, intended to be used for the construction and operation of the Borrower’s Target Project. The Loan principal of each installment shall be subject to the actual amount advanced. The Lender will advance the Loan of each installment hereunder to the Borrower with the trust funds of each installment actually delivered by the Trustor under the Single Fund Trust.

2.   The Life of the Loans of each installment hereunder shall be 84 months in total, counting from the Initial Utilization until the expiration of the 84th month thereafter.

3.   Subject the conditions stipulated herein, if the Lender declares the Loan accelerated; the due date fixed by the notice of such declaration shall be the expiration date of the Life of the Loans.

Article 6 Interest Rate and Interest of Loan

1.   The initial interest rate for the Loans hereunder shall be 7.35%. In particular, both Parties agree that in the event of an increase in the benchmark interest rate of the People’s Bank of China during the Life of the Loans, the annual interest rate of the Loans shall be increased accordingly on such adjustment date to ensure that the difference between the annual interest rate of the Loans and the benchmark interest rate of the People’s Bank of China remains the same before and after the increase. However, both Parties acknowledge that the interest rate of the Loans shall not be changed in case of the reduction of the People’s Bank of China benchmark interest rate during the Life of the Loans.

2.   The interest of the Loans hereunder shall be calculated from the Advance Date on a daily basis according to the formula as follows:

Interest = Loan Principal Balance × Number of Loan Days × Daily Interest Rate,

Daily Interest Rate = Annual Interest Rate÷ 360.

3.   Each time the Borrower repays the principal of the Loans, regardless of whether the Repayment Date falls on an Interest Payment Date or not, it shall pay off the accrued interest (that is, all the interest that has accrued on the Loans but remains outstanding as of such repayment date).

Article 7 Conditions and Method of Loan Advance

1.                  The Loans hereunder shall be advanced in the way of (1) below.

(1)     Consigned Disbursement to the Custodian Bank. The Lender shall advance the Loans in one lump sum or in installments to the special loan account established by the Borrower with the Custodian Bank, and the Custodian Bank shall control the use of the loan proceeds in accordance with the provisions of the Control Agreement.

(2)     Self-controlled Disbursement to the Borrower. The Lender shall advance the Loans in one lump sum or in installments to the Borrower.

2.                  Lender’s Loan Advance Plan

(1)     The Loan of the first installment shall amount to RMB 345 million, which shall be advanced within 60 days after the execution hereof under the circumstance where the trust funds are actually received, provided that: (A) the Borrower, GDS Beijing and GDS Suzhou have provided copies of their audited financial statements with official seals of the past three years (or otherwise have provided all the audited financial statements from their establishment until the execution date hereof), and copies of their unaudited financial statements with official seals as of the end of May 2017; (B) the Lender and the Borrower have completed their internal decision-making procedures and issued the original decision documents for the Trust Loan accordingly; (C) each Obligor has duly obtained its internal authorization to sign each Finance Document and each Finance Document has been duly signed (except the Real Estate Mortgage Agreement (Phase II)); (D) in the Target Project, the quantity of cabinets that have been installed shall not be less than 1,000, and the quantity of cabinets that have been actually used and started charging shall not be less than 400, for which the Trustor has received  satisfactory supporting documents (subject to the operators’ and customers’ confirmations on the bills and/or invoices), and the Lender has received the written statement from the Trustor stating that conditions in terms of the quantity of the aforementioned cabinets installed and charged units have been satisfied; (E) the Borrower has signed the Service Agreement with the finance consultant CCB International (China) Limited without any default; (F) the Lender and the Trustor have received the copies of the latest basic organizational documents of each Obligor (including the certificate of incorporation, business license and articles of association, among others); (G) any other documents that the Lender and the Trustor may require from time to time have been provided; (H) the Lender has applied for pre-registration of the trust products two Business Days before the advance of the first installment of Trust Loan, obtained the unique product code in China Trust Registration Co., Ltd., and the pre-registration status of the Trust in the Trust Registration System shows as “Normal End”.

(2)     The Loan of the second installment shall amount to RMB 500 million, which shall be advanced within one year after the advance of the Loan of the first installment under the circumstance where the trust funds have been actually received, provided only that: (A) the registration of land and house mortgage under the Real Estate Mortgage Agreement (Phase I) has been completed; (B) the registration of the equity pledge under the Equity Pledge Agreement has been completed; (C) the registration of the receivables pledge under the Pledges over Receivables has been completed; (D) GDS Beijing has signed a Letter of Intent with Telecom for the data center service of the Phase I Project and provided the copies thereof with official seals to the Lender and the Trustor; (E) the Trustor has obtained satisfactory supporting documents (including but not limited to the certification issued by the regulatory company) to prove that all the buildings in the Phase II Project (the Phase II data center buildings and their supporting buildings that are located on the land under Ref. Cheng Gao Guo Yong (2011) No. 1575 at Southwestern Region, West Park, High-tech Industrial Development Zone, Chengdu) have completed, and the Lender has received the written statement from the Trustor stating that the conditions therefor have been satisfied; (F) any other documents that the Lender and the Trustor may require from time to time have been provided.

(3)     The Loan of the third installment shall amount to RMB 165 million, which shall be advanced within one year after the advance of the Loan of the first installment under the circumstance where the trust funds have been actually received, provided only that: (A) the corresponding house proprietary certificates for the houses under the Phase II Project have been obtained, and the mortgage registration thereof has been completed according to the provisions of the Real Estate Mortgage Agreement (Phase II); (B) the first stage of the Phase II Project has been completed, pending to be signed and put into use by customers at any time, and the quantity of cabinets in use under the service agreements/sales contracts entered into by the relevant Obligors and the relevant customers shall not be less than 1,500, and the Lender has received the written statement from the Trustor stating that the conditions therefor have been satisfied; (C) except the loan proceeds hereunder, the funds available to the Borrower have been fully received, which shall not be less than the equivalent USD of RMB 337 million at the average exchange rate of 5 days prior to the advance of the Loan of the third installment; (D) any other documents that the Lender and the Trustor may require from time to time have been provided.

If the Advance Date is inconsistent with the loan advance plan agreed above, the Advance Date shall prevail.

3.   Except for the specific conditions precedent to the advance of Loan of each installment, the Lender shall not be obligated to advance the Loan of each installment specified in Paragraph 2 of Article 7 hereof to the Borrower unless all the following conditions are met:

(1)     The Lender and the Borrower have entered into this Contract, and this Contract has been established and come into effect;

(2)     The Borrower has completed and submitted the irrevocable Utilization Request as required by the Lender;

(3)     The trust contract has come into effect after duly signed by the Trustor and the trustee;

(4)     The transactions under the Finance Documents of each Obligor have been approved by its internal organizations duly authorized (including but not limited to the shareholders, the board of shareholders or the board of directors, subject to the articles of association of each Obligor), and the approval proof have been provided to the Lender and the Trustor;

(5)     The list of current directors of each Obligor has been provided to the Lender and the Trustor;

(6)     Each Obligor has borne or has evidence to prove that it will bear various expenses incurred in the course of the corresponding loan advance;

(7)     The Lender has received the Notice on Delivery of Trust Funds in Installments issued by the Trustor or its authorized agent, and the trust funds specified therein have been transferred to the special trust property account;

(8)     The Lender has obtained other documents signed or provided by the Borrower, the guarantor and their related parties for the cooperation under the Single Fund Trust;

(9)     No Event of Default has occurred under any of such Finance Documents as this Contract, and the Borrower has not breached any representations, warranties and commitments hereunder, nor has it breached any of its responsibilities and obligations hereunder.

4.          Where it becomes illegal for the Lender to provide the Trust Loan to the Borrower or the Lender is unable to provide the Trust Loan to the Borrower due to any change of laws, regulations or policies of the regulatory authorities, the Lender shall not be liable to the Borrower for any breach of contract.

5.   The Lender shall transfer the loan proceeds to the following account of the Borrower:

Account Name: EDC (Chengdu) Industry Co., Ltd.

Bank: Bank of Jiangsu Shanghai Branch Business Department

Account Number: 18200188000375804

6.   Once the Loans hereunder are transferred out of the Lender’s account, it shall be deemed that the Lender has fulfilled its obligation to advance the Loans and the Borrower has accepted the Loans.

7.   The Borrower shall, before the establishment of the Single Fund Trust, submit the irrevocable Utilization Request recognized by the Lender for the Loans, failing which, the Borrower shall be deemed to have abandoned the Loans automatically, the Loans hereunder shall be canceled correspondingly, and the Lender shall have the right to hold the Borrower liable for breach of contract.

8.   Upon receipt of the Loans, the Borrower shall submit to the Lender on the Advance Date an irrevocable Loan Note corresponding to the amount of the Loans.

Article 8 Interest Settlement and Repayment

1.   Unless otherwise agreed herein, the Borrower shall be obligated to repay the principal and interest of the Loans in the following manner:

(1)     The interest of the Trust Loan hereunder shall be settled quarterly (as per the calendar quarter, the same below) on the 20th day of the last month of each quarter and on the Repayment Date, and shall be paid on the 15th day of the last month of each quarter and the Repayment Day. If the Interest Payment Date (excluding the Repayment Day) falls on a holiday, it shall be postponed to the first Business Day after the holiday. For the avoidance of ambiguity, the Borrower acknowledges that it has voluntarily accepted the arrangement to prepay the current interest on the Interest Payment Date prior to the Interest Settlement Date, and agrees that such arrangement merely bring effect to prepay the current interest, which will in no way affect the principal balance of the Loans or be construed as a deduction of the principal of the Loans.

(2)     The Borrower shall repay the Loans hereunder in installments commencing from the fourth year after the Initial Utilization (after the date rather than the calendar year of the Initial Utilization) according to the specific repayment schedule as follows. Each time the Borrower repays the principal of the Loans, it shall pay off the accrued interest payable which shall be calculated up to the day prior to the Repayment Date.

Repayment Date	Ratio of the repayment amount to the aggregate amount of accumulative Loans utilized by the Borrower hereunder

The first Interest Payment Date from the expiration of three years after the Initial Utilization	4%

The second Interest Payment Date from the expiration of three years after the Initial Utilization	4%

The third Interest Payment Date from the expiration of three years after the Initial Utilization	4%

The forth Interest Payment Date from the expiration of three years after the Initial Utilization	4%

The first Interest Payment Date from the expiration of four years after the Initial Utilization	5%

The second Interest Payment Date from the expiration of four years after the Initial Utilization	5%

The third Interest Payment Date from the expiration of four years after the Initial Utilization	5%

The forth Interest Payment Date from the expiration of four years after the Initial Utilization	5%

The first Interest Payment Date from the expiration of five years after the Initial Utilization	8%

The second Interest Payment Date from the expiration of five years after the Initial Utilization	8%

The third Interest Payment Date from the expiration of five years after the Initial Utilization	8%

The forth Interest Payment Date from the expiration of five years after the Initial Utilization	8%

The first Interest Payment Date from the expiration of six years after the Initial Utilization	8%

The second Interest Payment Date from the expiration of six years after the Initial Utilization	8%

The third Interest Payment Date from the expiration of six years after the Initial Utilization	8%

Final Maturity Date of the Loans	8%

For the avoidance of ambiguity, the Parties make it clear that the “repayment amount” set out in the above table shall always be calculated by a corresponding ratio on the basis of the “aggregate amount of accumulative Loans utilised by the Borrower hereunder” as a fixed base. In other words, the calculation base of the “repayment amount” is fixed as the aggregate amount of accumulative Loans, which shall not be adjusted with the repayment.

Notwithstanding the Borrower shall repay in accordance with the repayment schedule above, as long as the Borrower’s repayment is able to meet the repayment schedule and corresponding requirement for repayment amount, the Borrower shall have the option to prepay on the corresponding Repayment Date by increasing the repayment amount, provided, however, that the Borrower shall give the Lender and the Trustor no less than twenty (20) Business Days’ prior written notice. The amount prepaid by the Borrower in excess of the repayment ratio set out in the above table shall, in the reverse order of the repayment schedule, offset the repayment of the Borrower in each installment.

If the Borrower, upon giving the Lender no less than twenty (20) Business Days’ prior written notice in accordance with the provisions hereof, prepays the whole principal and interest of the Loans, the interest shall be calculated according to the actual number of days for which the loan proceeds are used and the balance of the Loans.

In particular, from the date after expiration of six years upon the Initial Utilisation, the Borrower may raise funds from other banks, financial institutions or third parties to repay the Loans hereunder. The funds obtained through refinancing shall only be used to repay the principal and interest relating to the Borrower hereunder or to pay other expenses under the Finance Documents, the amount of which shall fully cover all outstanding principal, interest and related expenses relating to the Borrower at the time. The Borrower, and the Lender and the Trustor may negotiate to terminate part of the guarantee arrangements for the purpose of refinancing according to the specific situation thereat.

2.   If the Lender has the right to declare the Loans accelerated pursuant hereto, the Lender may require the Borrower to prepay the principal and interest of the Loans. Except as otherwise specified herein, where the Lender declare the acceleration of the Loans, the Borrower shall repay the principal of the Loans and pay off the interest thereon in a lump sum on the prepayment date fixed by the Lender, at the time of which, the interest payable by the Borrower on the outstanding principal of the Loans shall be calculated for the full Life of the Loans agreed in Paragraph 2 of Article 5 hereof.

3.   The Borrower shall deposit the payables (interest, principal, etc.) in full into a special trust account of the Single Fund Trust designated by the Lender on the Interest Payment Date or the Repayment Date or in any other manner approved by the Lender.

4.   If the Borrower fails to pay off the principal, interest and relevant expenses payable, the amount paid by the Borrower to the Lender shall be transferred by the Lender for and in the order of liquidated damages, indemnity, compound interest, late penalty interest, interest, principal and other payables, and the Lender shall have the right to adjust the said order.

Article 9 Sources of Principal Repayment and Interest Payment, Guarantee and Fund Custody

1.   The Borrower’s sources of funds for repaying the principal and interest of the Loans hereunder include but are not limited to:

(1)             the daily operating income of the Borrower and its Affiliates;

(2)     the capital contributions made and funds raised by the Borrower’s shareholders or the execution funds of any guarantee provided by its affiliates for the Trust Loan; and

(3)             other incomes of the Borrower or its Affiliates.

2.   Regardless of any stipulation on the sources of funds for repaying the principal and paying interest payable by the Borrowers in any other contract to which the Borrower is a party, such stipulation shall not affect the performance of the Borrower’s obligation to repay the principal and pay interest hereunder. Under no circumstances shall the Borrower invoke the provisions of Paragraph 1 of this Article to refuse to perform its obligations of repaying the principal and paying interest hereunder.

3.   The natural and/or legal person concerned shall provide the Lender with the following credit enhancement measures to guarantee the Borrower’s performance of any its obligations and liabilities hereunder:

(1)     the mortgage of land and houses under the Phase I Project,  subject to the Real Estate Mortgage Agreement (Phase I);

(2)     the mortgage of houses under the Phase II Project, subject to the Real Estate Mortgage Agreement (Phase II);

(3)     the pledge of the 100% equity in the Borrower held by EDC Holdings, the shareholder of the Borrower, subject to the Equity Pledge Agreement;

(4)     the pledge of all account receivables of the Borrower under its Back-to-Back Agreement with GDS Beijing and GDS Suzhou and under other relevant agreements, subject to the Pledge over Receivables of the Borrower;

(5)     the pledge of account receivables of GDS Beijing under all its service contracts and other relevant agreements with its customers for the Target Project, subject to the Pledge over Receivables of GDS Beijing;

(6)     the pledge of account receivables of GDS Suzhou under all its service contracts and other relevant agreements with its customers for the Target Project, subject to the Pledge over Receivables of GDS Suzhou;

(7)     the unconditional and irrevocable guarantee for all liabilities of the Borrower under the Finance Documents provided by GDS Beijing, subject to the Guarantee of GDS Beijing;

(8)     the unconditional and irrevocable guarantee for all liabilities of the Borrower under the Finance Documents provided by GDS Holdings, subject to the Guarantee of GDS Holdings;

(9)     the commitments made by the Borrower, its shareholder EDC Holdings and its Affiliates of not requiring the Borrower to repay the Affiliates loans (but excluding the Existing Liabilities which are proposed to be repaid through the Trust Loan) of whatever credit line until the Trust Loan hereunder has been fully repaid, subject to the Subordinated Debt Agreement entered into by and among the Borrower, EDC Holdings and the Borrower’s Affiliates.

4.          In order to ensure that the Borrower performs any of its obligations and responsibilities hereunder, the Parties agree to the following fund custody arrangements:

(1)     The borrower shall, and shall procure GDS Beijing and GDS Suzhou respectively to, establish a receiving account with the Custodian Bank for the receipt of all operating incomes related to the Target Project. Specifically, GDS Beijing shall ensure that all its incomes under all its service contracts/sales contracts with its customers related to the Target Project shall be paid to the receiving account opened by it with the Custodian Bank, GDS Suzhou shall also ensure that all its incomes under all its service contracts/sales contracts with its customers related to the Target Project shall be paid to the receiving account established by it in the Custodian Bank, and the Borrower shall ensure that all incomes under its Back-to-Back Agreement with GDS Beijing or GDS Suzhou shall be paid to the receiving account opened with the Custodian Bank;

(2)     The Borrower, GDS Beijing and GDS Suzhou shall, on the 20th day of the last month of each quarter, provide the Lender and the Trustor with the income details of each receiving account;

(3)     The funds in each receiving account can only be used for the construction and operation of  the Target Project (including, among others, the related capital expenditure, utility bills, wages of personnel on the project site and related fees, service fees for GDS Suzhou and the Borrower’s financial expenses), or for the repayment of Loans to the Lender. The Borrower, GDS Beijing or GDS Suzhou shall first obtain the prior written consent of the custodian in accordance with the provisions of the Control Agreement for a single withdrawal amount or an accumulative amount received by a single payee that reaches or exceeds RMB 8 million (excluding repayment of the Loans to the Lender and payment of interest and charges relating thereto). Each time the Borrower, GDS Beijing or GDS Suzhou makes payments by withdrawals from the receiving accounts, they shall provide the Lender, the Trustor and the Custodian Bank with the corresponding fund use document evidencing the relevant funds are used for the intended purposes above. The Trustor shall, if it considers that the funds in the receiving accounts are used for purposes other than the intended ones, have the right to direct the Custodian Bank through the Lender to refuse the withdrawals made by the Borrower, GDS Beijing and GDS Suzhou;

(4)     Before the advance of the Loan of the first installment, the Borrower shall also open a special deposit account with the Custodian Bank as a special loan and/or repayment account (subject to the provisions of the Control Agreement) to collect, pay and repay the principal and interest of the loan proceeds hereunder. The Borrower shall, on the 20th day of the last month of each quarter, provide the Lender with the relevant payment details of the special loan and/or repayment account;

(5)     Except for the special loan account and the receiving account opened by the Borrower with the Custodian Bank, the Borrower shall ensure that its existing accounts shall be closed in accordance with and subject to the provisions of the Control Agreement;

(6)     For the avoidance of ambiguity, the Parties acknowledge that the fund custody arrangements referred to in this Article 9 are commercial arrangements agreed upon by the Parties. In addition to this Contract, the relevant parties involved in the fund custody arrangements shall sign the relevant control agreement at the same time of signing this Contract, the specific arrangements of which shall be subject to the Control Agreement separately signed by the Parties.

Article 10                            Rights and Obligations of Both Parties

1.              Rights and Obligations of the Borrower

(1)         To furnish to the Lender an irrevocable Loan Note of an amount equal to the Loan amount pursuant to the terms hereof; and to repay and pay the principal amount and interest on the Loans hereunder in full and in the time specified herein;

(2)         To apply the loan proceeds according to the purposes specified herein, and not to embezzle the loan proceeds, or use it in any field or purpose that is prohibited for production or operation by laws of the state;

(3)         To be responsible for the truthfulness, accuracy and completeness of the documents furnished by it to the Lender;

(4)         To accept and actively assist the Lender in the post-loan management and inspection by the Lender pursuant to the terms hereof, without interfering with the normal production and operation of the Borrower;

(5)         To pay expenses and expenditures, if any, hereunder in accordance with the applicable Chinese laws, regulations or judgment of a court, including, without limitation, expenses incurred for certification, appraisal, registration etc;

(6)         To sign to acknowledge the receipt of and return the payment demand or collection notice sent or otherwise served by the Lender on it within 3 days after the receipt thereof;

(7)         To obtain the consent of the Lender if it conducts any contracting, reform into an equity corporate structure, business association, joint venture, capital reduction, merger, division, external investment, equity transfer, transfer of any major assets, provision of any security for others’ or its obligations, any substantial increase of debt financing or other important activities;

(8)         To give a written notice to the Lender within 7 days after any change to its place of business, mailing address, business scope, legal representative and any other issues for industrial and commercial registration;

(9)         To timely give a written notice to the Lender in the case of any other event that jeopardizes its normal operation or results in any material adverse effect on its repayment and payment of the principal amount and interest hereunder, including, without limitation, any major business dispute, bankruptcy, deterioration of financial conditions;

(10)  To give a written notice to the Lender within 5 days after any closure, dissolution, shutdown for rectification, revocation of business license or cancellation, and to immediately early repay and pay all principal amount and interest hereunder (all interests payable by the Borrower on any principal amount outstanding shall be computed according to a full loan period set forth in Paragraph 2 of Article 5);

(11)  To reimburse the Lender for expenses incurred by the Lender in the recovery of claims, including, without limitation, any litigation cost, attorney’s fee, appraisal cost, auction cost;

(12)  To furnish to the Lender applicable financial and accounting documents and documents related to its production and operation as required by the Lender, including, without limitation, the balance sheet for the current quarter, the profit and loss statement as of that quarter, within 20 days after the last calendar month of each quarter, and the cash flow statement for the current year, information on all banks of deposit at the end of each year (20 days after the last month). The Borrower shall be responsible for the truthfulness, accuracy and validity of documents furnished by it, and shall cooperate in the investigation, review and inspection conducted by the Lender.

(13)  The Borrower further represents and warrants to the Lender that:

(A)       Each Obligor is a corporate entity or organization duly established under the law of the place of its incorporation, and has the necessary qualification for the conduct of the business as set forth in its business license, documents or articles of association at its place of incorporation or the place of its main business, and is qualified as a borrower under the applicable law of the place of its incorporation;

(B)       The use of the Loan is compliant with applicable laws, regulations and applicable policies;

(C)       The principal amount proposed to be borrowed by it does not exceed the amount of the trust fund;

(D)       Obligations set forth in each Finance Document required to be assumed by each Obligor are lawful, valid, binding and enforceable;

(E)        All authorizations or approvals required for the execution of the Finance Documents by each Obligor have been obtained, and execution and performance of this Contract by each Obligor do not violate its articles of association or applicable laws and regulations, and do not contravene any other contracts entered into by it or being performed by it;

(F)         Each Obligor is conducting its business in compliance with law, and has good credit conditions, and does not have any record of any credit default, avoidance or evasion of any debt or otherwise;

(G)       All documents, statements, instruments and other information as furnished by each Obligor to the Lender and Trustor as requested by the Lender and related to the Target Project and this Loan are true, accurate, complete and valid in all aspects, and are free from any fraudulent representations, major omissions or misleading representations;

(H)      the Borrower has not concealed from the Lender or Trustor any event that has or is occurring and that may result in any effect on its financial conditions and solvency;

(I)           As of the execution date of this Contract, there is no pending lawsuit, arbitration, other administrative proceedings or claim that may adversely influence each Obligor’s execution or performance of Finance Documents and repayment of obligations hereunder.

(14)  The Borrower further undertakes to the Lender that:

(A)       The Borrower shall withdraw and apply the Loan in accordance with the periods and purposes provided herein, and shall not apply the same for any purpose that is prohibited or restricted by applicable laws and regulations;

(B)       The Borrower shall repay and pay the principal amount, interest and other payable amounts pursuant to the terms hereof;

(C)       Except for the securities provided herein, without the prior written consent of the Lender and Trustor, the Borrower is not allowed to create any security interests in any form on any of its assets or incomes, or provide any security in any form for any third party, except for any security for the Existing Liabilities;

(D)       Where the Borrower fails to repay or pay the principal amount or interest or other payable amounts pursuant to the terms hereof, the Borrower shall reimburse for the expenses incurred by the Lender and Trustor in the enforcement of the claims hereunder, including, without limitation, any attorney’s fee, appraisal cost, auction cost and any commission or management fee incurred in the collection of debts;

(E)        The Borrower shall ensure that at any time the ratio that the aggregate amount of Loans hereunder bears to the actual paid-in registered capital plus all shareholder loans available shall not be greater than 3:1, namely, at the time of the first advance, the Borrower shall ensure the sum of its paid-in registered capital and all shareholder loans available shall not be less than RMB 115 million in US Dollars, and at the second advance, RMB 282 million in US Dollars, and at the third advance, RMB 337 million in US Dollars.

(F)         Except for the Loans hereunder and Existing Liabilities, without the prior written consent of the Lender and Trustor, the Borrower shall not conduct any financing or incur any debt to any person other than its shareholders;

(G)       Without the prior written consent of the Lender and Trustor, the Borrower shall not advance to any third party (including its Affiliates) any loan or provide any guarantee or indemnification, except as permitted by the Finance Documents;

(H)      Without the prior written consent of the Lender and Trustor, the Borrower may not at any time repay any loan between it and any of its Affiliates or pay any interest thereon or make other forms of distribution, and may not repay any shareholder loan;

(I)           The Borrower shall ensure that the aggregate liquidated damages payable for any default under any financing debt by any one or more members of the Group with which it is affiliated (namely, the Group Company to which the Borrower and each Obligor are parties, which shall be subject to the information made publicly available by GDS Holdings) shall not exceed RMB 50 million;

(J)           The Borrower shall procure that Mr. Huang Wei maintain his status as the actual controller of GDS Holdings at all times. “Actual controller” mentioned above shall refer to “any person that has the power to direct the election of no less than a majority of members of the board of directors through the ownership of voting shares of GDS Holdings, or to otherwise actually control GDS Holdings through any investment, agreement or other arrangements;

(K)       The Borrower shall procure that GDS Holdings maintain the full control of GDS Beijing at all times, including, without limitation, through a VIE (Variable Interest Entities) agreement, in the form and substance to the reasonable satisfaction of the Trustor;

(L)        The Borrower shall, on the 20th day of the last month of each quarter during the term of the Loans, furnish a management report to the Lender and Trustor in the form and substance to the reasonable satisfaction of the Lender and Trustor, which shall at least sets forth the number of cabinets installed, number of cabinets accruing a fee and financial data related to the Target Project;

(M)    The Borrower shall, within forty five (45) days after the end of each financial quarter during the term of the Loan, furnish to the Lender and Trustor its unaudited quarterly financial statements, and within ninety (90) days after the end of each half financial year, its unaudited semi-annual financial statements, and within one hundred and fifty (150) days after each financial year, its audited financial statements.

2.              Rights and Obligations of the Lender

(1)         Rights of the Lender

(A)       To request the Borrower to supply all documents related to the Loans;

(B)       To request the Borrower to timely or early repay and pay the principal amount and interest pursuant to the terms hereof;

(C)       To take necessary actions, whether legal, economic or administrative or otherwise, against the Borrower in the case the Borrower avoids the oversight of the Lender, defaults in repayment or payment of any principal amount or interest or otherwise, so as to protect its interests;

(D)       The Lender may engage a third party to exercise the rights of the Lender hereunder on its behalf, including, without limitation, rights of collection of principal and interest, dispute resolution, filing a lawsuit, post-loan management;

(E)        The Lender is entitled to enquire about information on the Borrower at the financial credit information basic database established by the state, and provide information on the Borrower to such database;

(F)         Other rights conferred by this Contract.

(2)         Obligations of the Lender

(A)       Advancement loans to the Borrower pursuant to the terms hereof, except for any delay due to anything attributable to the Borrower;

(B)       Other obligations provided herein.

Article 11         Post-loan Management

1.              The loan proceeds hereunder shall be applied by the Borrower for the purposes set forth in item (1) in the following:

(1)         After the loan proceeds hereunder are remitted to the exclusive loan account opened by the Borrower with the Custodian Bank, the Borrower shall apply the proceeds in the manner provided in applicable agreements by entrusting the Custodian Bank with the payment thereof on its behalf;

(2)         After the loan proceeds hereunder are remitted to the Borrower’s account under Paragraph 6 of Article 7 hereof, the Borrower may apply the same for any purposes determined at its discretion pursuant to this Contract.

2.              The Lender may conduct inspection of the Borrower on its performance of agreements, credit conditions, cash outflow etc. The Borrower is obligated to accept the inspection by making available applicable documents to the Lender as required by the Lender.

Article 12         Representations and Warranties

1.              The Borrower hereby represents and warrants as follows:

(1)         It is an incorporated entity duly registered and validly existing under applicable laws, and has the power to dispose of the assets as being operated and managed by it, and has the power and authority to engage in the business related to the purpose of the Loans hereunder and execute and perform this Contract;

(2)         Its execution of this Contract has been approved or authorized by its general meeting or its board of directors;

(3)         Execution and performance by it of this Contract does not conflict in any manner with any laws, regulations, the articles of association and other rules by which it and its assets are bound (including, without limitation, any security created by it for others and/or itself);

(4)         All documents, instruments furnished by it to the Lender, including, without limitation, financial statements, outstanding loan contracts between it and any other financial institute, any security provided for others and/or itself, are true, accurate, lawful and valid;

(5)         No lawsuit, arbitration or criminal penalty or administrative penalty is filed at the time of execution of this Contract or will be filed during the valid term hereof that will have a material adverse effect on the Borrower or any of its major assets. In the case of any of the above, the Borrower shall immediately notify the Lender pursuant to the terms hereof;

(6)         The Borrower has the capacity to maintain it as a going concern, and has lawful sources of fund to repay and pay the principal amount and interest thereon;

(7)         The Borrower’s credit conditions are satisfactory, and it has no record of any credit default, avoidance or evasion of bank loans.

2.              The Lender represents and warrants that:

(1)         It is a trust company lawfully approved by the China Banking Regulatory Commission to engage in the trust services, including the handling of the issue hereunder. It has the full civil capacity as a Chinese non-banking financial institute.

(2)         It makes available Trust Loans to the Borrower from the trust funds under the Single Fund Trust, and it has the lawful power to dispose of the trust assets.

Article 13         Default Liabilities

1.              Each Party shall fulfill its obligations hereunder after this Contract takes effect. Any party that fails to perform or fully perform its obligations hereunder or breaches any of its representations, warranties or covenants hereunder, or has any Event of Default under Article 1 hereof, shall be liable for breach of contract according to law.

2.              Where the Borrower fails to fully and timely repay or pay the principal amount or interest hereunder, the Lender is entitled to request the Borrower to repay or pay the same within a specified period, and charge a late penalty on the principal amount of the Loan outstanding at that time at a late penalty rate of 18% per annum (simple interest) on a daily basis (without charging the normal interests on such Loan), until all amounts payable by the Borrower hereunder are fully repaid and paid; where the Borrower fails to pay the loan interests hereunder in time and in full, the Lender is entitled to request it to pay the same within a specified period as well as charge a compound interest at the late penalty interest rate mentioned above on a daily basis, and the Lender may declare all Loans accelerated immediately.

3.              Where the Borrower fails to apply the loan proceeds in a manner consistent with the purposes set forth herein, the Lender is entitled to declare the Loan accelerated as well as early recover part or all of the Loans, and charge the Borrower a late penalty at the interest rate applicable to fund embezzlement (18% per annum (simple interest)) on the loan proceeds that are applied in violation of the permitted purposes on a daily basis.

4.              In the case of any Event of Default during the valid term hereof, the Borrower shall be deemed in default hereunder, and unless it is waived by the Lender, the Lender may cease the advancement of the Loan, declare the Loan accelerated, early recover the Loan, and may directly deduct the principal amount and interest from the account of the Borrower without giving a prior notice to the Borrower.

In addition to the rights mentioned in the first paragraph, in the case of any event set forth in this Article, unless such event is waived by the Lender, the Lender may also have the following rights:

(1)         Charge the Borrower a late penalty interest on the principal amount of the Loan outstanding at that time at a rate of 18% (simple interest) per annum on a daily basis from the date of occurrence of the Event of Default until all amounts payable by the Borrower hereunder are repaid in full; the Lender will charge a compound interest regarding any interest that is due but not paid, which will be paid by the Borrower to the Lender on each interest payment date;

(2)         Enforce the guarantee or other security under the related Finance Document;

(3)         Other actions the Lender is entitled to take according to applicable laws and regulations.

5.              If during the valid term hereof any change to any applicable laws or regulations or policies of any regulatory authorities results in the Trust Loan to be advanced by the Lender to the Borrower being illegal, the Lender is entitled to cease the advancement of the Loan, declare the Loan accelerated, and the Borrower shall immediately repay all outstanding Loans.

Article 14         Validity, Change, Cancellation and Termination

1.              This Contract shall take effect on the date it is signed or sealed by the legal representative (person in charge) or authorized representative of each Party and affixed the common seal or contract (business) seal of each Party, and shall terminate on the date all principal amounts, interests, compound interests, late penalty interests, liquidated damages and all other payable amounts hereunder are repaid and paid.

2.              After this Contract takes effect, any transfer by the Lender of all or part of its claims as a result of the Loan hereunder to a third party shall only be subject to a written notice to the Borrower without obtaining the consent of the Borrower, and after a written notice served on the Borrower, the transferee is entitled to request the Borrower to perform its obligations and responsibilities hereunder.

3.              After this Contract takes effect, the Borrower may not assign all or part of its obligations hereunder to any third party without the written consent of the Lender.

4.              Unless as otherwise provided herein, neither party may change or terminate this Contract after this Contract takes effect. Any change or termination shall be made by a written amendment agreed by both Parties, and this Contract shall continue to be implemented prior to the written amendment.

5.              Where the single fund trust fails to be established, this Contract shall be automatically terminated, and neither Party shall be liable to the other for breach of contract and/or damages, except where the failure of establishment is due to any breach of the Borrower. The Lender shall not be liable for breach of contract and/or damages in the case the Lender fails to advance any applicable Loans due to the Borrower as a result of the failure by the Trustor to deliver the trust funds required to be delivered for any period in time and in full.

Article 15         Special Provisions

1.              The obligations of the Borrower of repayment and payment of the principal amount and interest hereunder shall not be exempted as a result of any change to the financial conditions, operation method, corporate bylaws or legal status of the Borrower or as a result of any other agreement or document between the Borrower and others.

2.              Source of loan proceeds: the loan proceeds hereunder are from the trust funds under a single fund trust, namely, the Single Fund Trust Loan on Trust Loan Applied for by EDC (Chengdu) Industry Co., Ltd.

3.              The Borrower undertakes that, there exists no repeated financing on the Target Project, and the Target Project will not, during the loan period set forth in Paragraph 2 of Article 5 hereof, conduct financing from any third party in reliance on the Target Project or any interests under the project.

4.              Any issues uncovered herein shall be subject to the applicable Chinese laws and regulations. In the absence of such laws, regulations, the Lender and the Borrower may enter into a written supplementary agreement to be attached hereto as an appendix, which shall have the same force and effect as this Contract.

5.              Definitions and interpretation herein (definitions in Article 1 and other articles) shall, in addition to serving as the basis for interpretation of relevant terms, be an integral part of this Contract as the appendices, if any, and shall have the same force and effect as this Contract.

Article 16         Dispute Resolution

1.              This Contract shall be governed by the law of the People’s Republic of China. Any dispute arising out of this Contract shall be resolved through negotiation between both Parties. If negotiation fails, each Party shall bring a lawsuit at the people’s court at the place of the Lender.

2.              During the negotiation between the Lender and the Borrower and during the legal proceedings or during the period an enforcement is sought against the Borrower, other terms hereof that are not related to the issue in dispute shall continue to be implemented.

Article 17         Notice and Force Majeure Event

1.              Unless as otherwise provided herein, all notices sent hereunder, including letters, notices served by a court, government authority or other competent authority, may be sent via fax, mail, special courier, e-mail, or other means mutually agreed between both Parties, to the following addresses:

The Lender’s address: Floors 22-26, No. 2 Changjiang Road, Nanjing, Jiangsu Province, postal code: 210005

Attention: Rao Siwen Telephone: 025-89667635

Email box: raosiwen@jsitc.net

Mailing address of the Borrower: 2/F, Building 2, Ziyou Shiji Square, No. 428 Yanggao South Road, Pudong New Area, Shanghai 200127

Attention: Ma Yongqiang        Telephone: 13764264086

Email box: mayongqiang@gds-services.com

2.              Any notice accompanied with a receipt shall be deemed served on the date indicated on the receipt, a notice without a receipt shall be deemed served on the following dates: if sent by personal delivery, the date the recipient acknowledges the receipt by signature; if sent by fax, the date the transmission of the fax is confirmed; if sent by a registered mail (postage prepaid), the 5th day after the notice is mailed (subject to that indicated on the post stamp); if sent by a special courier service (postage prepaid), the 3rd day after the notice is sent (subject to that indicated on the post stamp); if sent by Email, the time when the Email is received by the system of the recipient. For the avoidance of doubt, each Party acknowledges that, the above mailing addresses and contact information shall be applicable to the service of all notices, agreements that are generated not during any legal proceedings and documents and legal process in the case of any dispute arising out of this Contract, and service of legal process during the trial of first instance, trial of second instance and court enforcement proceedings when the dispute enters into the arbitration, civil litigation proceedings.

3.              In the case of any change to the mailing address or contact information of either party, that party shall immediately give a written notice to the other party, and the changing party shall be liable for any loss incurred as a result of failure to timely give a notice.

4.              In the case of any failure to timely make advancement of loan or repay and pay any principal amount and interest by any party due to any force majeure event, such party shall give a notice to the other party and shall take effective actions to prevent the expansion of such losses. The party affected by such force majeure event shall, within 15 days after the occurrence of such event, furnish to the other party a document evidencing the details of the event and a proof issued by the relevant government authority, and the Lender and the Borrower shall timely resolve the same through negotiation. Provided, however, that neither party may refuse to fulfill the obligations of loan advancement or repayment of the principal amount and payment of interest on the ground of existence of such event.

Article 18         Confidentiality

Each Party shall be bound by the confidentiality obligations regarding the existence of this Contract and issues related to this Contract, and without the written consent of the other Party, neither Party may disclose any issue related to this Contract to any third party other than the Parties hereto, except for the disclosures below:

(1)         The Lender is required under the information disclosure obligations provided by applicable laws, regulations or the trust document to make disclosures to Trustor/Beneficiary under the Single Fund Trust;

(2)         Any disclosure made to any auditor, legal counsel or other professionals engaged by it during the normal course of business, provided, however, that such persons shall be bound by the confidentiality obligations regarding the information related to this Contract to which they have access in connection with their services;

(3)         Such documents or instruments may be publicly available, or the disclosure of such documents is required by any applicable law or regulation;

(4)         Any disclosure that is required to be made to a court or under a pre-litigation disclosure procedures or similar procedures, or any disclosure that is related to this Contract under such legal proceedings;

(5)         Any disclosure made by the Lender to the financial regulatory authority as required by such authority; or

(6)         Any disclosure made to one or more parties that provide any security for the obligations or liabilities of the Borrower hereunder.

Article 19         Others

1.              This Contract shall be in ten copies, of which each Party shall keep two, with the remaining copies to be reserved for other purposes, each having the same force and effect.

2.              The irrevocable Loan Note furnished by the Borrower to the Lender shall be the certificate for the Loans hereunder, and shall have the same force and effect as this Contract.

3.              Any interests, fees other than the principal amount of the Trust Loan hereunder shall be tax-inclusive amounts.

4.              The Lender has reasonably brought into the Borrower’s attention the clauses hereof on liability exemption or restriction, and has made sufficient explanation regarding applicable clauses as required by the Borrower; and the Lender and the Borrower have no dispute regarding the interpretation of all clauses hereof.

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(This Page is a signature page of the Single Fund Trust Loan Contract on Trust Loan Applied for by EDC (Chengdu) Industry Co., Ltd. numbered DK(2017-0647)WGJS, no text on this page)

Before execution of this Contract, each Party has read and has no objection to all terms hereof, and has accurate understanding of the legal implications of the legal relationship between the Parties, and clauses hereof on rights, obligations and liabilities.

The Borrower: EDC (Chengdu) Industry Co., Ltd. (seal)

Legal representative (person in charge) or authorized representative (signature or seal):

The Lender: Jiangsu International Trust Corporation Limited (Seal)

Legal representative (person in charge) or authorized representative (signature or seal):

Place of execution: No. 2 Changjiang Road, Xuanwu District, Nanjing, Jiangsu Province

Date of execution: [December 6], 2017